Exhibit 99.1
CENTERPLATE SIGNS MERGER AGREEMENT WITH
KOHLBERG & COMPANY
Centerplate Obtains Additional Amendment to
Senior Credit Facility
     STAMFORD, Conn., September 18, 2008 – Centerplate, Inc. (AMEX: CVP; TSX: CVP.un), today announced that it has signed a definitive merger agreement with an affiliate of Kohlberg & Company, L.L.C. (Kohlberg & Company), a leading private equity firm, to be acquired in an all cash transaction. The Board of Directors of Centerplate has unanimously approved the transaction.
     Under the terms of the agreement, the transaction will be accomplished through a debt tender for up to 70% of the notes and a merger in which 100% of the Company’s common stock will be acquired. Each unit holder who tenders the notes underlying their units will receive $3.99 for each note tendered, subject to proration if more than 70% of the notes are tendered. At the closing of the merger, each unit holder will also receive $0.01 per share for the common stock underlying their units for a total payment to IDS holders of $4.00 per unit. This represents a premium of approximately 33% over Centerplate’s closing price today.
     David Williams, Chairman of the Board of Centerplate said, “In May of this year we initiated a formal process to identify the best structure to give Centerplate the flexibility to strengthen the company and maximize value for unit holders. The process has been extensive and we have thoroughly reviewed a number of alternatives. Given the realities of the economic environment and tight credit markets, we are confident that we have found the best available outcome for our unit holders and the company.”

     Janet Steinmayer, President and CEO of Centerplate said, “We are extremely pleased to be joining with Kohlberg & Company – a private equity firm with a solid track record of investing in companies like ours – in a transaction that will provide important benefits for unit holders, clients, employees and other stakeholders. Kohlberg recognizes the strength of our franchise and shares our vision so we will be in an even stronger position to serve the long-term interests of our clients.”
     “Centerplate is recognized as an innovative market leader. We are excited to partner with Centerplate as it continues to help clients grow their business,” said Gordon Woodward of Kohlberg & Company.
     The transaction is expected to be completed in the first quarter of 2009, and is subject to the approval of holders of a majority of the common stock, receipt of valid tenders of 50.1% of the notes, receipt of consent from holders of at least 50.1% of the notes to certain amendments to the indenture governing the notes, and the receipt of third-party approvals and other customary closing conditions. The transaction will be financed by Kohlberg through a combination of equity and debt financing.
     Centerplate also obtained an additional amendment to its senior credit facility to allow time for the completion of the acquisition by Kohlberg & Company. The key terms of the new amendment extend the adjusted senior leverage ratio, obtained in the May 2008 amendment, through February of 2009 and exclude transaction fees from the calculation of the ratios. While the amendment permits the Company to pay interest on the subordinated notes on November 20, 2008, the credit agreement will require the company to defer interest on the subordinated notes following the November payment until the closing of the transaction. Deferred interest, and interest accrued thereon, will be paid on the closing date of this transaction. If the merger agreement announced today is not completed by March 2009, the Company will require a further amendment to its senior credit facility.

About the Transaction
     In connection with the proposed merger, Centerplate will file a proxy statement with the Securities and Exchange Commission. Investors and security holders are strongly advised to read the proxy statement when it becomes available because it will contain important information about the merger and the parties to the merger. Information concerning the interests of Centerplate’s officers and directors in the solicitation, which may be different than those of Centerplate’s security holders generally, will be set forth in the proxy statement relating to the merger. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by Centerplate at the Securities and Exchange Commission’s Web site at http://www.sec.gov. The proxy statement and other documents also may be obtained for free from Centerplate by directing such request to Centerplate, Investor Relations, 2187 Atlantic Street, Stamford, CT 06902, or by calling 203-975-5941 or by going to the company’s web site at www.centerplate.com.
     This press release is neither an offer to purchase nor a solicitation of an offer to sell the notes or any other security. An official offer to purchase and the related letter of transmittal will be sent to unit holders.
     UBS Investment Bank is acting as financial advisor to Centerplate and Cahill Gordon & Reindel LLP is acting as its legal advisor. Abrams & Laster is acting as special Delaware counsel to the Board of Directors. Evercore Partners has provided the Board of Directors with an opinion in connection with the transaction. The Blackstone Group is acting as financial advisor and Ropes & Gray LLP is acting as legal advisor to Kohlberg & Company.
About Centerplate
     Centerplate, with its principal executive office in Stamford, CT, is a leading provider of food and related services including concessions, catering and merchandise services in more than 130 sports facilities, convention centers and other entertainment venues throughout the United States and Canada.  Visit the company online at www.centerplate.com.
About Kohlberg & Company
     Kohlberg & Company, L.L.C. is a leading private U.S. equity firm with offices in Mt. Kisco, New York and Menlo Park, California. Since its inception in 1987, Kohlberg has completed more than 90 platform and add-on acquisitions as the control investor in a variety of industries including manufacturing, healthcare, consumer products and service industries. Kohlberg has invested a total of $2 billion in equity across six private equity funds with aggregate transaction value of approximately $7 billion.
Forward-Looking Statements
     This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although Centerplate believes that the expectations reflected in these forward-looking statements are reasonable, the company can give no assurance that these expectations will prove to have been correct or that they will occur. Important factors beyond Centerplate’s control, including general economic conditions, the outcome of the company’s exploration of alternatives, consumer spending levels, changing trends in our business and competitive environment, the company’s borrowing capacity and the provisions of the credit agreement, the provisions of the indenture, adverse weather conditions and other factors, as well as the risks identified in our most recent annual report on Form 10-K and other filings with the Securities and Exchange Commission could cause actual results to differ materially from Centerplate’s expectations. Centerplate undertakes no obligation to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

Contact Information
Gael Doar
Director of Communications
203-975-5941
gael.doar@centerplate.com

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